SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. )*

                                   Viseon Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   928297 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 15, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section


                               Page 1 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Richard Schottenfeld
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,731,318
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        176,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,731,318
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     176,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,907,318*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.99%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

*The terms of various convertible securities held by the reporting person limit the beneficial ownership of the reporting person to 9.99%, subject to waiver of such limitation by the reporting person upon 65 days notice to the issuer.


                               Page 2 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Richard McDermott
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     240,826
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        51,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            240,826
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     51,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      291,826
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 3 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      David Koch
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     176,999
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        100,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            176,999
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     100,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      276,999
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 4 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Craig Bass
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     376,999
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        25,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            376,999
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     25,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      401,999
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.6%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 5 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Marc Felman
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     100,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            100,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .41%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 6 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Jason Wild
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     100,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            100,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .41%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 7 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Richard Shelton
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     100,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            100,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .41%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 8 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Schottenfeld Qualified Associates, LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,199,998
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,199,998
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,199,998
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                               Page 9 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Schottenfeld Management Corp.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,199,998
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,199,998
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,199,998
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------


                              Page 10 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Acme Capital Management, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        176,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     176,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      176,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .73%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                              Page 11 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Roadrunner Capital Partners LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        176,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     176,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      176,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .73%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                              Page 12 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Charles Lipson
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,196,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,196,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,196,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                              Page 13 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CSL Associates, LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     981,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            981,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      981,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                              Page 14 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      C.S.L. Investments, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     981,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            981,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      981,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                              Page 15 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      J Wild Fund LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

      Delaware
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     50,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            50,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      50,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .21%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                              Page 16 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      JW Focused Growth Fund, LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     50,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            50,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      50,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .21%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                              Page 17 of 30 Pages

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      JW GP, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     100,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            100,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .41%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                              Page 18 of 30 Pages

Item 1.

      (a)   Name of Issuer.

            Viseon Inc.

      (b)   Address of Issuer's Principal Executive Offices.

            16901 N. Dallas Parkway
            Suite 230
            Addison, Texas 75001

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Richard Schottenfeld, Richard McDermott, David Koch, Craig Bass, Marc Felman, Jason Wild, Richard Shelton, Schottenfeld Qualified Associates, LP ("SQA"), Schottenfeld Management Corp. ("SMC"), Roadrunner Capital Partners LLC ("Roadrunner"), Acme Capital Management, LLC ("Acme"), Charles Lipson, CSL Associates, LP, C.S.L. Investments, L.P., J Wild Fund LP, JW Focused Growth Fund, LP and JW GP, LLC (collectively, the "Reporting Persons").

            Puglisi & Company, the employer of certain of the Reporting Persons, may be deemed a member of a group with the Reporting Persons pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of each of the Reporting Persons is:

            399 Park Avenue, New York, NY 10022

      (c)   Citizenship.

            Each of Mr. Schottenfeld, Mr. McDermott, Mr. Koch, Mr. Bass, Mr. Felman, Mr. Wild, Mr. Shelton and Mr. Lipson is a United States citizen.

            SMC is organized and existing in New York.

            Each of SQA, Roadrunner, CSL Associates, LP, C.S.L. Investments, L.P., J Wild Fund LP, Acme, JW Focused Growth Fund, LP and JW GP, LLC is organized and existing in Delaware.

      (d)   Title of Class of Securities.

            Common Stock, $0.01 par value per share


                              Page 19 of 30 Pages

      (e)   CUSIP Number.

            928297 10 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Act.

      (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.

      (d)   |_|   Investment Company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   Investment Adviser in accordance with Sec.
                  240.13d-1(b)(1)(ii)(E).

      (f)   |_|   Employee Benefit Plan or Endowment Fund in accordance with
                  Sec. 240.13d-1(b)(1)(ii)(F).

      (g)   |_|   Parent holding company, in accordance with Sec.
                  240.13d-1(b)(ii)(G).

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940.

      (j)   |_|   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4. Ownership

      (a)   Amount Beneficially Owned.

                  Mr. Schottenfeld: 2,907,318 (comprised of (i) 150,000 shares underlying convertible preferred units and 381,320 shares underlying warrants held personally by Mr. Schottenfeld, (ii) 333,332 shares of common stock, 850,000 shares underlying convertible preferred units and 1,016,666 shares underlying warrants held by Schottenfeld Qualified Associates, LP, of which Schottenfeld Management Corp. is the investment manager, of which Mr. Schottenfeld is the sole director, president and owner, and (iii) 176,000 shares held by Roadrunner, the general partner of which is Acme, of which Mr. Schottenfeld is the managing member).

                  Mr. McDermott: 291,826 (comprised of (i) 240,826 shares underlying warrants held personally by Mr. McDermott and (ii) 51,000 shares of common stock held by Roadrunner, of which shares Mr. McDermott shares voting and dispositive power with Mr. Schottenfeld).

                  Mr. Koch: 276,999 (comprised of (i) 50,000 shares underlying convertible preferred units and 126,999 shares underlying warrants held personally by Mr. Koch and (ii) 100,000 shares of common stock held by Roadrunner, of which shares Mr. Koch shares voting and dispositive power with Mr. Schottenfeld).


                              Page 20 of 30 Pages

                  Mr. Bass: 401,999 (comprised of (i) 150,000 shares underlying convertible preferred units and 226,999 shares underlying warrants held personally by Mr. Bass and (ii) 25,000 shares of common stock held by Roardunner, of which shares Mr. Bass shares voting and dispostive power with Mr. Schottenfeld).

                  Mr. Felman: 100,000 (comprised of (i) 50,000 shares underlying convertible preferred units and (ii) 50,000 shares underlying warrants).

                  Jason Wild: 100,000 (comprised of (i) 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the J Wild Fund LP and (ii) 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the JW Focused Growth Fund, LP. JW GP, LLC is the general partner of each of the J Wild Fund LP and the JW Focused Growth Fund, LP. Mr. Wild is the senior managing member of the JW GP, LLC).

                  J Wild Fund LP: 50,000 (comprised of 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants).

                  JW Focused Growth Fund, LP: 50,000 (comprised of 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants).

                  JW GP, LLC: 100,000 (comprised of (i) 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the J Wild Fund LP and (ii) 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the JW Focused Growth Fund, LP).

                  Mr. Shelton: 100,000 (comprised of (i) 50,000 shares underlying convertible preferred units and (ii) 50,000 shares underlying warrants). As of May 19, 2004, Mr. Shelton was no longer affiliated with any of the other Reporting Persons. Accordingly, Mr. Shelton is no longer required to file reports on Schedule 13G with respect to the securities of the Issuer.

                  Roadrunner: 176,000.

                  Acme: 176,000 (comprised of shares held by Roadrunner, of which Acme is the general partner).

                  SQA: 2,199,998 (comprised of 333,332 shares of common stock, 850,000 shares underlying convertible preferred units and 1,016,666 shares underlying warrants).

                  SMC: 2,199,998 (comprised of 333,332 shares of common stock, 850,000 shares underlying convertible preferred units and 1,016,666 shares underlying warrants held by SQA, of which SMC is the investment manager).


                              Page 21 of 30 Pages

                  Mr. Lipson: 1,196,000 (comprised of (i) 100,000 shares unlderying convertible preferred units and 100,000 shares underlying warrants held by Mr. Lipson and his wife, of which shares Mr. Lipson has voting and dispositive power, (ii) 15,000 shares held by Mr. Lipson's children, of which shares Mr. Lipson has voting and dispositive power and (iii) 31,000 shares, 475,000 shares underlying convertible preferred units and 475,000 shares underlying warrants held by CSL Associates, LP, of which C.S.L. Investments, L.P. is the general partner, of which Mr. Lipson is the Managing Partner

                  CSL Associates, LP: 981,000: (comprised of 31,000 shares, 475,000 shares underlying convertible preferred units and 475,000 shares underlying warrants).

                  C.S.L. Investments, L.P.: 981,000: (comprised of the 31,000 shares, 475,000 shares underlying convertible preferred units and 475,000 shares underlying warrants held by CSL Associates, LP, of which C.S.L. Investments, L.P. is the general partner.

      (b)   Percent of Class.

                  Mr. Schottenfeld: 9.99%

                  Mr. McDermott: 1.2%

                  Mr. Koch: 1.1%

                  Mr. Bass: 1.6%

                  Mr. Felman: .41%

                  Mr. Shelton: .41%

                  Mr. Wild: .41%

                  J Wild Fund LP: .21%

                  JW Focused Growth Fund, LP: .21%

                  JW GP, LLC: .41%

                  SQA: 8.5%

                  SMC: 8.5%

                  Roadrunner: .73%

                  Acme: .73%

                  Mr. Lipson: 4.7%

                  CSL Associates, LP: 3.9%

                  C.S.L. Investments, L.P.: 3.9%


                              Page 22 of 30 Pages

                  The terms of various convertible securities held by the Reporting Persons limit the beneficial ownership of the Reporting Persons, as a group, to 9.99%

                  If Puglisi & Company were deemed a member of a group with the Reporting Persons, as a result of the aforementioned limitation, to the knowledge of the Reporting Persons the combined beneficial ownership of the group would equal 9.99%, subject to waiver of such limitation by the reporting person upon 65 days notice to the issuer.

      (c)   Number of shares as to which each such person has

      (i)   sole power to vote or to direct the vote:

                  Mr. Schottenfeld: 2,731,318

                  Mr. McDermott: 240,826

                  Mr. Koch: 176,999

                  Mr. Bass: 379,999

                  Mr. Felman: 100,000

                  Mr. Shelton: 100,000

                  Mr. Wild: 100,000

                  J Wild Fund LP: 50,000

                  JW Focused Growth Fund, LP: 50,000

                  JW GP, LLC: 100,000

                  SQA: 2,199,998

                  SMC: 2,199,998

                  Roadrunner: 0

                  Acme: 0

                  Mr. Lipson: 1,196,000

                  CSL Associates, LP: 981,000

                  C.S.L. Investments, L.P.: 981,000


                              Page 23 of 30 Pages

      (ii)  shared power to vote or to direct the vote:

                  Mr. Schottenfeld: 176,000

                  Mr. McDermott: 51,000

                  Mr. Koch: 100,000

                  Mr. Bass: 25,000

                  Mr. Felman: 0

                  Mr. Shelton: 0

                  Mr. Wild: 0

                  J Wild Fund LP: 0

                  JW Focused Growth Fund, LP: 0

                  JW GP, LLC: 0

                  SQA: 0

                  SMC: 0

                  Roadrunner: 176,000

                  Acme: 176,000

                  Mr. Lipson: 0

                  CSL Associates, LP: 0

                  C.S.L. Investments, L.P.: 0

      (iii) sole power to dispose or to direct the disposition of:

                  Mr. Schottenfeld: 2,731,318

                  Mr. McDermott: 240,826

                  Mr. Koch: 176,999

                  Mr. Bass: 379,999

                  Mr. Felman: 100,000

                  Mr. Shelton: 100,000

                  Mr. Wild: 100,000

                  J Wild Fund LP: 50,000

                  JW Focused Growth Fund, LP: 50,000

                  JW GP, LLC: 100,000

                  SQA: 2,199,998

                  SMC: 2,199,998

                  Roadrunner: 0

                  Acme: 0

                  Mr. Lipson: 1,196,000

                  CSL Associates, LP: 981,000

                  C.S.L. Investments, L.P.: 981,000


                              Page 24 of 30 Pages

      (iv)  shared power to dispose or to direct the disposition of:

                  Mr. Schottenfeld: 176,000

                  Mr. McDermott: 51,000

                  Mr. Koch: 100,000

                  Mr. Bass: 25,000

                  Mr. Felman: 0

                  Mr. Shelton: 0

                  Mr. Wild: 0

                  J Wild Fund LP: 0

                  JW Focused Growth Fund, LP: 0

                  JW GP, LLC: 0

                  SQA: 0

                  SMC: 0

                  Roadrunner: 176,000

                  Acme: 176,000

                  Mr. Lipson: 0

                  CSL Associates, LP: 0

                  C.S.L. Investments, L.P.: 0

Item 5. Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X*|

            *As of May 19, 2004, Mr Shelton is no longer affiliated with any of the other Reporting Persons. Accordingly, Mr. Shelton is no longer required to file reports on Schedule 13G with respect to his beneficial ownership of securities of the issuer.


                              Page 25 of 30 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            See Item 4(a) above, which is incorporated by reference herein.

Item 8. Identification and Classification of Members of the Group.

            Subject to Item 5 hereof, the Reporting Persons may be deemed to constitute a group with one another. In addition, Puglisi & Company, the employer of certain of the Reporting Persons, may be deemed a member of a group with the Reporting Persons pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

Item 9. Notice of Dissolution of Group.

            Not applicable.

Item 10. Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 26 of 30 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 16, 2004


/s/ Richard Schottenfeld                        /s/ Richard McDermott
--------------------------------                --------------------------------
Richard Schottenfeld                            Richard McDermott


/s/ David Koch                                  /s/ Craig Bass
--------------------------------                --------------------------------
David Koch                                      Craig Bass


/s/ Marc Felman                                 /s/ Richard Shelton
--------------------------------                --------------------------------
Marc Felman                                     Richard Shelton


/s/ Jason Wild                                  /s/ Charles Lipson
--------------------------------                --------------------------------
Jason Wild                                      Charles Lipson


SCHOTTENFELD QUALIFIED ASSOCIATES, LP           SCHOTTENFELD MANAGEMNT CORP.

By: /s/ Richard Schottenfeld                   By: /s/ Richard Schottenfeld
    ----------------------------                    ----------------------------
Name: Richard Schottenfeld                      Name: Richard Schottenfeld
Title: Managing Member of GP                    Title: President


ROADRUNNER CAPITAL PARTNERS LLC                 J WILD FUND LP

By: /s/ Richard Schottenfeld                    By: /s/ Jason Wild
    ----------------------------                    ----------------------------
Name: Richard Schottenfeld                      Name: Jason Wild
Title: Managing Member                          Title: Managing Member of GP


JW FOCUSED GROWTH FUND, LP                      JW GP, LLC

By: /s/ Jason Wild                              By: /s/ Jason Wild
    ----------------------------                    ----------------------------
Name: Jason Wild                                Name: Jason Wild
Title: Managing Member of GP                    Title: Managing Member


CSL Associates, LP                              C.S.L. Investments, L.P.

By: /s/ Charles Lipson                          By: /s/ Charles Lipson
    ----------------------------                    ----------------------------
Name: Charles Lipson                            Name: Charles Lipson
Title: Managing Partner of GP                   Title: Managing Partner



                              Page 27 of 30 Pages

Acme Capital Management, LLC

By: /s/ Richard Schottenfeld
    ----------------------------
Name: Richard Schottenfeld
Title: Managing Member

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


                              Page 28 of 30 Pages

                                    EXHIBIT A

                                    AGREEMENT
                          JOINT FILING OF SCHEDULE 13G

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Miravant Medical Technologies and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date: June 16, 2004


/s/ Richard Schottenfeld                        /s/ Richard McDermott
--------------------------------                --------------------------------
Richard Schottenfeld                            Richard McDermott


/s/ David Koch                                  /s/ Craig Bass
--------------------------------                --------------------------------
David Koch                                      Craig Bass


/s/ Marc Felman                                 /s/ Richard Shelton
--------------------------------                --------------------------------
Marc Felman                                     Richard Shelton


/s/ Jason Wild                                  /s/ Charles Lipson
--------------------------------                --------------------------------
Jason Wild                                      Charles Lipson


SCHOTTENFELD QUALIFIED ASSOCIATES, LP           SCHOTTENFELD MANAGEMNT CORP.

By: /s/ Richard Schottenfeld                    By: /s/ Richard Schottenfeld
    ----------------------------                    ----------------------------
Name: Richard Schottenfeld                      Name: Jason Wild
Title: Managing Member                          Title: Managing Member of GP


ROADRUNNER CAPITAL PARTNERS LLC                 J WILD FUND LP

By: /s/ Richard Schottenfeld                    By: /s/ Jason Wild
    ----------------------------                    ----------------------------
Name: Richard Schottenfeld                      Name: Jason Wild
Title: Managing Member                          Title: Managing Member of GP


JW FOCUSED GROWTH FUND, LP                      JW GP, LLC

By: /s/ Jason Wild                              By: /s/ Jason Wild
    ----------------------------                    ----------------------------
Name: Jason Wild                                Name: Jason Wild
Title: Managing Member of GP                    Title: Managing Member


                              Page 29 of 30 Pages

CSL Associates, LP                              C.S.L. Investments, L.P.

By: /s/ Charles Lipson                          By: /s/ Charles Lipson
    ----------------------------                    ----------------------------
Name: Charles Lipson                            Name: Charles Lipson
Title: Managing Partner of GP                   Title: Managing Partner


Acme Capital Management, LLC

By: /s/ Richard Schottenfeld
    ----------------------------
Name: Richard Schottenfeld
Title: Managing Member


                              Page 30 of 30 Pages